As Filed with the Securities and Exchange Commission on February 26, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

R. R. Donnelley & Sons Company
(Exact name of registrant as specified in its charter)
Delaware	36-1004130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
77 West Wacker Drive
Chicago, Illinois 60601-1696
(312) 326-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Monica M. Fohrman
Senior Vice President,
General Counsel and Secretary
R. R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, Illinois 60601-1696
(312) 326-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Dennis V. Osimitz
Sidley Austin Brown & Wood
Bank One Plaza
Chicago, Illinois 60603
(312) 853-7000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following  box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt Securities(3)
Common Stock, $1.25 par value(4)(5)
Preferred Stock, $1.00 par value(5)	$425,000,000	100%	$425,000,000	$39,100

(1)
Such indeterminate number or amounts of debt securities, common stock and preferred stock as may from time to time be issued at indeterminate prices. The amount registered is in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The aggregate public offering price of the securities registered hereby will not exceed $425,000,000 in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(3)	Debt securities may be issued at an original issue discount.
(4)	The common stock includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
(5)
Also includes such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion or exchange of any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the common stock or preferred stock issuable upon such conversion or exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act, this registration statement contains a combined prospectus that also relates to $75,000,000 maximum aggregate offering price of securities previously registered pursuant to R. R. Donnelley & Sons Company’s registration statement on Form S-3 (File No. 33-57807) and not issued. The filing fee associated with such securities was previously paid with that registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 26, 2002
Prospectus

$500,000,000

R.R. DONNELLEY & SONS COMPANY

Debt Securities, Common Stock and Preferred Stock

We will describe the terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

Our executive offices are located at 77 West Wacker Drive, Chicago, Illinois 60601, and our telephone number is (312) 326-8000.

Our common stock is listed on the New York Stock Exchange under the symbol “DNY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may offer these securities in any of the following ways:

•	directly to purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

Additional information on our plan of distribution can be found inside this prospectus under the heading “Plan of Distribution.” In addition, we will provide more specific information on the plan of distribution for any securities in the applicable prospectus supplements.

The date of this Prospectus is                            , 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-            ) that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may offer up to $500,000,000 aggregate public offering price of the debt securities, common stock and preferred stock described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, common stock and preferred stock collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the documents referred to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC (file number 1-4694) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters complete the sale of the securities to the public:

•	Annual Report on Form 10-K for the year ended December 31, 2001; and

•
The description of our common stock contained in our Registration Statement on Form 8-A (file number 1-4694), filed with the SEC, and the description of the related preferred stock purchase rights contained in our

Registration Statement on Form 8-A (file number 1-4694), filed with the SEC, including, in each case, any amendment or report filed for the purpose of updating such description.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and the securities. The registration statement and exhibits and schedules are also available at the SEC’s public reference room or through its web site.

You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

R. R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, IL 60601-1696
Telephone: (312) 326-8000
Attention: Monica M. Fohrman, Senior Vice President, General Counsel and Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement and in any applicable pricing supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus, any applicable prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of each of those documents. We are not making an offer or sale of the securities in any state where the offer or sale is not permitted.

THE COMPANY

R. R. Donnelley & Sons Company provides comprehensive, integrated communications solutions that efficiently and effectively produce, manage and deliver our customers’ content, regardless of the communications medium. While our superior print capabilities remain the foundation of the company, our recent focus on expanding our range of offerings with value-added services allows us to create additional value.

We provide solutions designed to enhance the effectiveness of our customers’ communications. Our services include:

•
Content Creation—to provide creative design services to maximize the impact of communications and improve response rates. In addition to in-house capabilities, alliances with best-in-class providers complement our service offerings.

•
Digital content management—to help our customers leverage their content to reach end-users through multiple marketing channels. Through our premedia technologies services, we digitally capture content, convert it to the appropriate format and channel it to multiple communications media, including print and the Internet.

•
Production—to drive results for our customers cost-effectively through print or the Internet. Our manufacturing operations around the world offer a full range of capabilities and are networked to quickly produce large printing jobs with identical specifications. We also are able to version printed content to reach targeted audiences.

•
Distribution—to deliver our customers’ words and images efficiently and reliably. R. R. Donnelley Logistics delivers printed products and packages to the U.S. Postal Service, saving our customers significant time and money. We also offer a full range of services to deliver value, maximize content effectiveness, enhance our clients’ businesses and build their customer relationships via the Internet.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately need in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are the unaudited consolidated ratios of our earnings to fixed charges for each of the periods indicated. We have not had any preferred stock outstanding during the periods indicated; therefore, the ratios of earnings to fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

	Fiscal Year Ended December 31,
	1997	1998	1999	2000	2001(a)
Ratios of Earnings to Fixed Charges	2.72x	6.28x	5.58x	4.91x	1.87x

(a)
Includes the following one-time items: restructuring and impairment charges of $196 million ($137 million after-tax, or $1.15 per diluted share), gain on the sale of investments of $7 million ($7 million after-tax, or $0.05 per diluted share), and a loss on the write-down of various investments of $19 million ($19 million after-tax, or $0.16 per diluted share).

For these ratios, earnings consist of earnings before income taxes and fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest (whether expensed or capitalized) and one-third of minimum rental payments under operating leases (the proportion we believe to be representative of the interest factor of such rentals). Our earnings and fixed charges include the earnings and fixed charges of the company and its subsidiaries on a consolidated basis.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities we may offer pursuant to this prospectus will be unsecured obligations of R. R. Donnelley and will be either senior or subordinated debt. We will issue senior debt under an indenture dated as of November 1, 1990, as may be supplemented, between us and Citibank, N.A., as trustee. We will issue subordinated debt under an indenture to be dated as of a date before the first issuance of subordinated debt, as may be supplemented, between us and J.P. Morgan Trust Company, National Association, as the subordinated indenture trustee. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures” and the senior indenture trustee and the subordinated indenture trustee are sometimes referred to in this prospectus individually as a “trustee.”

We have summarized selected provisions of the indentures below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the indentures or the debt securities. If you would like more information on the provisions of either of the indentures, you should read the more detailed provisions of the applicable indenture. The senior debt indenture has been incorporated by reference as an exhibit to the registration statement and the subordinated debt indenture has been filed as an exhibit to the registration statement. In the summary, we have included parenthetical references to the section numbers of the applicable indenture so that you can easily locate those provisions. Unless otherwise indicated, each reference is to the section number of the senior debt indenture and the subordinated debt indenture.

General

The debt securities will be our unsecured obligations. The indentures do not limit the amount of debt securities that we may issue under them. The indentures provide that we may issue debt securities from time to time in one or more series. We have previously issued debt securities pursuant to the senior debt indenture.

The debt securities issued under the senior debt indenture will be unsecured obligations and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment, as more fully described in the subordinated debt indenture, to all of our senior indebtedness. See “—Subordination under the Subordinated Debt Indenture.”

The senior debt indenture limits our ability to incur certain secured indebtedness and to engage in certain sale and lease-back transactions. See “Certain Covenants under the Senior Debt Indenture” below. However, neither the senior debt indenture nor the subordinated debt indenture will restrict our ability to incur unsecured indebtedness or, except as described under “Certain Covenants under the Senior Debt Indenture” below, to engage in corporate transactions or reorganizations which have the effect of increasing our indebtedness. Accordingly, unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that afford holders protection against our incurring such indebtedness or, except as described under “Certain Covenants under the Senior Debt Indenture,” engaging in such transactions or reorganizations. As a result, we could become highly leveraged.

A supplement to this prospectus will describe the specific terms relating to the debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether the debt securities will be senior or subordinated debt;

•	the limit, if any, on the total principal amount of the series being offered;

•	the maturity date or dates;

•
the interest rate or rates, if any, which may be fixed or variable, and, if applicable, the method used to calculate the interest rate, the date or dates from which interest will accrue, the interest payment dates and the dates used to determine the persons to whom interest will be paid;

•	the place or places where the principal of, and any premium or interest on, the debt securities will be paid;

•	whether, and if so, when and under what terms and conditions, the debt securities may be redeemed by us at our option or at the option of the holders;

•	whether there will be a sinking fund;

•	if other than U.S. dollars and denominations of $1,000 and any multiple of $1,000, the currency or composite currencies and denominations in which the debt securities will be issued;

•	if other than the principal amount, the portion of the principal amount of the debt securities we will pay upon acceleration of maturity of the debt securities;

•	additional events of default with respect to the debt securities, if any, other than those set forth in the applicable indenture;

•	if applicable, the application of the provisions described under “Defeasance” below to the series being offered;

•	with respect to the subordinated debt securities, whether they will be convertible into shares of our common stock and the terms and conditions governing the conversion; and

•	any other terms of the series being offered. (Section 301)

We will pay principal and any interest, premium and additional amounts in the manner, at the places and subject to the restrictions set forth in the indentures, the debt securities and the applicable prospectus supplement. We will not impose a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed. However, at our option, we may make payments of interest by check mailed to the address of the party entitled to interest as the address appears in the security register. (Sections 202, 301, 305 and 1002)

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in U.S. dollars in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000. (Section 302) The holders of debt securities will not have to pay a service charge for any transfer or exchange of the debt securities, but we may require any holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with transfers and exchanges other than certain exchanges not involving any transfer. (Sections 304, 305, 906 and 1107)

We may offer to sell at a substantial discount below their stated principal amount, debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate. We will describe any federal income tax, accounting and other considerations applicable to these discounted debt securities in the applicable prospectus supplement. (Sections 101 and 502)

Certain Covenants under the Senior Debt Indenture

Restrictions On Secured Debt.    The senior debt indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien, which we refer to herein, collectively, as a “mortgage,” of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the senior debt indenture or acquired after the date of the senior debt indenture, without ensuring that the senior debt securities, together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by us or any Restricted Subsidiary and then existing or thereafter created, will be secured by such mortgage equally and proportionately with, or, at our option, prior to, such indebtedness. This restriction will not apply to indebtedness secured by any of the following:

•
mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the senior debt indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of capital stock or indebtedness or of the cost of any construction or improvements on the properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of the property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•
mortgages on property of a corporation existing at the time we or any Restricted Subsidiary merge or consolidate with the corporation or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such corporation;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•
mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to the mortgage; and

•
extensions, renewals or replacements of any mortgage existing on the date of the senior debt indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement shall be limited to all or a part of the property, plus improvements and construction on such property, shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced. (Section 1006 of the senior debt indenture)

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and proportionately secure the senior debt securities, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed 10% of Consolidated Net Tangible Assets:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at that time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•
Sale and Lease-Back Transactions in respect of which an amount, equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property, is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point of the preceding paragraph.

Restrictions on Sale and Lease-Back Transactions.    The senior debt indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•
we or such Restricted Subsidiary are entitled under the provisions described in bullet point one or six in the first paragraph under “—Restrictions On Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and proportionately secure the senior debt securities;

•
we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and proportionately secure the senior debt securities; or

•
we apply an amount, equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property, within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Certain Definitions

“Attributable Debt” is defined in the senior debt indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease. (Section 101 of the senior debt indenture)

“Consolidated Net Tangible Assets” is defined in the senior debt indenture to mean the total amount of assets minus:

•	all applicable reserves;

•
all current liabilities, excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders, except that assets shall include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet. (Section 101 of the senior debt indenture)

“Principal Property” is defined in the senior debt indenture to mean any manufacturing plant or manufacturing facility owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant or facility or any portion of such plant or facility which our board of directors does not deem material to the total business conducted by us and our Restricted Subsidiaries considered as one enterprise. (Section 101 of the senior debt indenture)

“Restricted Subsidiary” is defined in the senior debt indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary. (Section 101 of the senior debt indenture)

“Sale and Lease-Back Transaction” is defined in the senior debt indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the senior debt indenture or acquired after the date of the senior debt indenture, except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries, which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property. (Sections 101 and 1007 of the senior debt indenture)

“Subsidiary” is defined in the senior debt indenture to mean any corporation in which we and/or one or more other Subsidiaries own more than 50% of the outstanding voting stock. (Section 101 of the senior debt indenture)

Events of Default

With respect to any series of debt securities, an “event of default” means any of the following:

•	we fail to pay interest upon any debt security of that series when due and such failure continues for 30 days;

•	we fail to pay the principal or premium, if any, on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due;

•
we fail to comply with any of our other agreements contained in the applicable indenture and such failure continues for 90 days after written notice is given to us of that failure from the applicable trustee, or to us and the applicable trustee from the holders of at least 25% of the principal amount of the debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization relating to us; and

•	any other event of default provided with respect to the debt securities of that series. (Section 501)

Each indenture provides that if there is a continuing event of default with respect to any outstanding series of debt securities, either the applicable trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may declare the principal amount, or, if the debt securities of that series provide for an amount less than the principal amount of such debt securities to be due and payable upon a declaration of maturity thereof upon an event of default, such portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series to be due and payable immediately. However, at any time after the trustee or the holders, as the case may be, declare an acceleration with respect to debt securities of any series, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if we have cured all events of default, other than the nonpayment of accelerated principal, with respect to debt securities of that series or all events of default have been waived as provided in the applicable indenture. (Section 502) For information as to waiver of defaults, see “Modification and Waiver.” The applicable prospectus supplement relating to any series of debt securities which provides for an amount less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an event of default will contain provisions relating to the terms governing the declaration of maturity upon an event of default and the continuation of an event of default.

Each indenture provides that, subject to the duties of the applicable trustee to act with the required standard of care, if there is a continuing event of default, the applicable trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Sections 601 and 603) Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the debt securities of that series. (Section 512)

No holder of any debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy under the indenture unless:

•
the applicable trustee has failed to institute such proceeding for 60 days after the holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the applicable trustee to institute such proceeding as trustee; and

•	the applicable trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request. (Section 507)

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, the debt security on or after the date or dates they are to be paid as expressed in the debt security and to institute suit for the enforcement of that payment. (Section 508)

We are required to furnish to each trustee annually a statement as to the absence of certain defaults under the senior debt indenture. (Section 1008 of the senior debt indenture) Each indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default, other than the nonpayment of principal, any premium or interest or sinking fund payments, if it considers it in the interest of the holders of debt securities of that series to do so. (Section 602)

Modification and Waiver

With respect to the debt securities, we and the applicable trustee may modify or amend each indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of the holders of all then outstanding debt securities of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the debt securities of that series;

•	reduce the principal amount of, or any premium or interest rate on, the debt securities of that series;

•
reduce the principal amount payable upon a declaration of maturity upon an event of default if the debt securities of that series provide for an amount less than the principal amount of the debt securities to be due and payable upon declaration of maturity of the debt securities;

•	change the place or currency of payment of principal of, or any premium or interest on, the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of that series after the due date of the debt securities; or

•
reduce the percentage in principal amount of the debt securities of that series then outstanding, the consent of whose holders is required for modification or amendment of the applicable indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Section 902)

In addition, the subordinated debt indenture provides that we may enter into a supplemental indenture with the applicable trustee without the consent of the holders of subordinated debt securities to provide for the terms and conditions of conversion into common stock if the terms and conditions are different than those provided in the subordinated debt indenture. (Section 901 of the subordinated debt indenture)

In the case of the subordinated debt indenture, no modification may adversely affect the rights of any holder of senior indebtedness under the subordination provisions of the subordinated debt indenture without the consent of each holder of senior indebtedness. (Section 902 of the subordinated debt indenture)

The holders of a majority of the principal amount of the outstanding debt securities of any series issued under the senior debt indenture may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the senior debt indenture described above under “Certain Covenants under the Senior Debt Indenture.” (Section 1009 of the senior debt indenture) The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any debt securities of that series or a provision that under the applicable indenture cannot be modified or amended without the consent of the holders of all outstanding debt securities of the affected series. (Section 513)

Defeasance

Defeasance and Discharge.    Each indenture provides that if the debt securities of any series so provide, we may be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to compensate and indemnify the applicable trustee or to furnish the applicable trustee, if the trustee is not the registrar, with the names and addresses of holders of debt securities of that series. We will be so discharged if we irrevocably deposit with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, and any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities. (Sections 1302 and 1304)

This discharge may occur only if, among other things, we have delivered to the applicable trustee an opinion of counsel confirming that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred. That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. (Section 1304)

In addition, we may also obtain a discharge of either indenture with respect to all debt securities issued under that indenture by depositing with the applicable trustee, in trust, money sufficient to pay all amounts due on the debt securities on the date such payments are due or upon redemption of all of the debt securities, so long as the debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 401)

Defeasance of Certain Covenants and Certain Events of Default.    Each indenture provides that, if provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	with respect to senior debt securities, we may omit to comply with the covenants described under “Certain Covenants under the Senior Debt Indenture—Restrictions on Secured Debt” and “—Restrictions

on Sale and Lease-Back Transactions” (all other obligations under the senior debt securities of that series shall remain in full force and effect); and

•
with respect to any series of debt securities, we may omit to comply with the covenants described under “Consolidation, Merger and Sale of Assets” (all other obligations under the debt securities of that series shall remain in full force and effect).

Any omission to comply with those covenants will not constitute an event of default with respect to the debt securities of that series. This event is referred to as “covenant defeasance.” (Sections 1303 and 1304)

The conditions include:

•
depositing with the applicable trustee money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the due dates for those payments in accordance with the terms of those debt securities; and

•
delivering to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 1304)

Covenants Defeasance and Certain Other Events of Default.    If we exercise our option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are thereafter declared due and payable because of an event of default, other than an event of default caused by failing to comply with the covenants that are defeased, the amount of money and securities we have deposited with the applicable trustee would be sufficient to pay amounts due on the debt securities of that series on their respective due dates but may not be sufficient to pay amounts due on the debt securities of that series at the time of acceleration resulting from the event of default. However, we would remain liable for such payments.

Consolidation, Merger and Sale of Assets

Each indenture provides that we may consolidate with or merge into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

•
the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•
the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, all debt securities and perform and observe all covenants and conditions of the applicable indenture by executing and delivering to the applicable trustee a supplemental indenture; and

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing. (Section 801)

The senior indenture provides that, if, upon any consolidation or merger, or upon any lease, sale or transfer of all or substantially all of our property and assets, any of our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, the other corporation or party, other than any mortgage, security interest, pledge or lien permitted as described under “Certain Covenants under the Senior Debt Indenture—Restrictions on Secured Debt” above, we, prior to the consolidation, merger, lease, sale or transfer, will, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the senior debt securities, together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created, equally and proportionately with, or, at our option, prior to, the indebtedness secured by such mortgage, security interest, pledge or lien. (Section 802 of the senior debt indenture)

Book-Entry Debt Securities

All debt securities will be fully registered and will be in either book-entry form or in definitive form.

Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities that will be deposited with The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC, who will keep a computerized record of its participants, for example, your broker, whose clients have purchased debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC you may beneficially own debt securities held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

The following is based on information furnished by DTC:

DTC will act as securities depositary for debt securities represented by one or more global securities. The debt securities will be issued as fully-registered debt securities registered in the name of Cede & Co., DTC’s partnership nominee, or another name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued for each issue of debt securities, in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount permitted by DTC, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of that issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s

system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities represented by one or more global securities under DTC’s system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each beneficial owner of each global security is in turn recorded on the direct and indirect participants’ records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in global securities will be accomplished by entries made on the books of participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for one or more global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or another name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co., or another nominee, effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co., nor another DTC nominee, will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s, or another nominee’s, consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, premium, if any, and interest payments on the global securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants’ respective holdings shown on DTC’s records.

Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its global securities purchased or tendered, through its participant, to the paying agent, and must effect delivery of the global securities by causing the direct participant to transfer the participant’s interest in the global securities, on DTC’s records, to the paying agent. The requirement for physical delivery of global securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the global securities are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the transfer agent. If we do not appoint a successor securities depositary within 90 days, certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

In addition, if we decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary, certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Neither we nor any underwriter or agent, applicable trustee, paying agent or registrar of any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Subordination under the Subordinated Debt Indenture

The subordinated debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment to all senior indebtedness to the extent provided in the subordinated debt indenture. (Section 1401 of the subordinated debt indenture) We may not make any payments on account of principal or any premium, redemption, interest or other amount on the subordinated debt securities at any time when we have defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on the senior indebtedness. (Section 1402 of the subordinated debt indenture) If we make any payment described in the foregoing sentence under the subordinated debt indenture before all senior indebtedness is paid in full, the payment or distribution will be applied to pay off the senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness is paid in full, if any such payments are made on the senior indebtedness as described above, the subordinated debt security holders will be subrogated to the rights of the senior debt security holders. (Section 1403 of the subordinated debt indenture) The subordinated debt indenture defines the term “senior indebtedness” to mean:

•
all indebtedness of R. R. Donnelley, whether outstanding on the date of the subordinated debt indenture or created later, for money borrowed or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any business, property or assets, other than inventory or other similar property acquired in the ordinary course of business, including securities or for the payment of money relating to a “capitalized lease obligation” (as defined in the subordinated debt indenture);

•	any indebtedness of others described in the preceding bullet point which we have guaranteed or which is otherwise our legal obligation;

•	any of our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and

•	renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above. (Section 101 of the subordinated debt indenture)

“Senior indebtedness” does not include:

•	any of our indebtedness to any of our Subsidiaries; or

•	any of our indebtedness which by its terms is equal or subordinated to the subordinated debt securities in rights of payment or upon liquidation. (Section 101 of the subordinated debt indenture)

Because of the subordination provisions described above, some of our general creditors may recover proportionately more than holders of the subordinated debt securities if our assets are distributed as a result of insolvency or bankruptcy. The subordinated debt indenture provides that the subordination provisions will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinated debt indenture. (Section 1403 of the subordinated debt indenture) See  “—Defeasance” for additional information regarding the legal defeasance provisions affecting the subordinated debt. We will set forth, or incorporate by reference, the approximate amount of senior indebtedness outstanding as of a recent date in any prospectus supplement under which we offer to sell subordinated debt securities.

Regarding the Trustees

Citibank, N.A. is the trustee under the senior debt indenture and J.P. Morgan Trust Company, National Association will be the trustee under the subordinated debt indenture. We maintain banking relationships in the ordinary course of business with each trustee and its affiliates, and each trustee and certain affiliates of the trustees are commercial lenders under our credit facilities.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

As of the date of this prospectus, our authorized capital stock of consists of: (i) 500,000,000 shares of common stock, par value $1.25 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of February 6, 2002, 112,948,996 shares of common stock were issued and outstanding. No shares of preferred stock are currently outstanding, but 500,000 shares have been designated as Series A Junior Participating Preferred Stock. See — “Preferred Stock Purchase Rights.”

The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation, our by-laws, the Rights Agreement (the “rights agreement”), dated as of April 25, 1996, between us and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent, and, in the case of preferred stock, our Certificate of Designation relating to the particular class or series of preferred stock being offered and the Delaware General Corporation Law. If you would like more information on our common stock, preferred stock purchase rights and preferred stock, you should review those documents, each of which we have filed or incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

Common Stock

Subject to the prior dividend rights as may be fixed by our board of directors in creating a new series of preferred stock, holders of common stock are entitled to receive, from funds legally available therefor, dividends when and as declared by our board of directors.

The holders of shares of common stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors. Under our Restated Certificate of Incorporation:

•	our board of directors is divided into three classes, and each director is elected to serve for a three-year term;

•	the number of directors which constitutes the full board of directors shall be not less than nine nor more than 15; and

•	the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our stock of each class having voting power is required to amend or repeal the foregoing provisions.

We may not sell, lease or exchange all or substantially all of our property and assets nor may we merge or consolidate except with a corporation of which at least 90% of the outstanding shares of each class of the stock is owned by us, unless authorized by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our stock of each class having voting power with respect to the proposed transaction. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our stock of each class having voting power is required to amend or repeal the foregoing provision.

If we liquidate, dissolve or wind up our affairs, the holders of our common stock will be entitled to receive, pro rata, after our creditors have been paid and the holders of any then outstanding series of preferred stock shall have received their liquidation preferences, all of our remaining assets in proportion to their share holdings. Holders of our common stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of our common stock are fully paid and are nonassessable. The outstanding shares of common stock are listed on the New York, Chicago and Pacific Stock Exchanges. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock Purchase Rights

Each outstanding share of our common stock has attached to it a right to purchase from us one one-thousandth of a share of our preferred stock at a purchase price of $140 per right (the “purchase price”).

The rights are attached to the shares of our common stock and no separate rights certificates will be distributed prior to the distribution date (as defined below). The rights will separate from our common stock upon the earliest of:

•
ten days following a public announcement that a person or group (an “acquiring person”), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (the “stock acquisition date”);

•
ten business days, or such later date as our board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock; or

•
ten business days following a determination by our board of directors that a person (an “adverse person”), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the outstanding shares of our common stock and that

—
the beneficial ownership is intended to cause us to repurchase the common stock beneficially owned by such person or to cause pressure on us to take action or enter into transactions intended to provide such person with short-term financial gain under the circumstances where our board of directors determines that our best long-term interests would not be served by taking such action or entering into such transactions at the time; or

—	the beneficial ownership is causing or is reasonably likely to cause a material adverse impact on our business or prospects.

The earliest of the dates described in the three preceding bullet points is referred to in this prospectus as the “distribution date.”

Until the distribution date, or earlier redemption or expiration of the rights, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which they are attached.

The rights will become first exercisable on the distribution date and will expire at the close of business on August 8, 2006, unless earlier redeemed by us as described below. Notwithstanding the foregoing, the rights will not be exercisable after the occurrence of a triggering event (as defined below) until our right of redemption has expired.

As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will evidence the rights. Except for shares of our common stock issued or sold after the distribution date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the distribution date, or the exercise, conversion or exchange of securities issued by us, and except as otherwise determined by our board of directors, only shares of our common stock issued prior to the distribution date will be issued with rights.

If any person shall become:

•	an acquiring person, except:

—
pursuant to an offer for all outstanding shares of our common stock which our independent directors determine to be fair to and otherwise in our best interest and in the best interest of our stockholders after receiving advice from one or more investment banking firms (a “qualifying offer”), and

—
for certain persons who report their ownership on Schedule 13G under the Securities Exchange Act of 1934 or on Schedule 13D under the Securities Exchange Act of 1934, provided that they do not state any intention to, or reserve the right to, control or influence us and such persons certify that they became an acquiring person inadvertently and they agree that they will not acquire any additional shares of our common stock; or

•	an adverse person,

then the rights will “flip-in” and entitle each holder of a right, except as provided below, to purchase, upon exercise at the then current purchase price, that number of shares of our common stock having a market value of two times the then current purchase price. The occurrence of either event described in the two preceding bullet points is referred to in this prospectus as a “triggering event.”

Any rights beneficially owned at any time on or after the earlier of the distribution date and the stock acquisition date by an acquiring person, an adverse person or an affiliate or associate of an acquiring person or an adverse person, whether or not such ownership is subsequently transferred, will become null and void upon the occurrence of a triggering event, and any holder of the rights will have no right to exercise the rights.

If, following a stock acquisition date, we are acquired in a merger or other business combination in which our common stock does not remain outstanding or is changed, other than a merger consummated pursuant to a qualifying offer, or 50% of our consolidated assets or earning power is sold or otherwise transferred to any person, other than to us or any of our subsidiaries, in one transaction or a series of related transactions, the rights will “flip-over” and entitle each holder of a right, except as provided in the preceding paragraph, to purchase, upon the exercise of the right at the then current purchase price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price.

At any time until the earlier of:

•	ten days following the stock acquisition date; and

•	August 8, 2006,

we may redeem the rights in whole, but not in part, at a price of $.01 per right. We may, at our option, pay the redemption price in cash, shares of our common stock, based on the current market price of our common stock at the time of redemption, or any other form of consideration deemed appropriate by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the applicable redemption price. In addition, after a triggering event and at the election of our board of directors, the outstanding rights, other than those beneficially owned by an acquiring person, adverse person or an affiliate or associate of an acquiring person or adverse person, may be exchanged, in whole or in part, for shares of our common stock, or shares of our preferred stock having essentially the same value or economic rights as the shares of our common stock. Immediately upon the action of our board of directors authorizing the exchange, and without any further action or any notice, the rights, other than any rights that are not subject to the exchange, will terminate and the rights will only entitle holders to receive the shares issuable upon the exchange.

Until a right is exercised, the holder of the right, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

At any time prior to the distribution date, we may, without the approval of any holder of the rights, supplement or amend any provision of the rights agreement. Thereafter, the rights agreement may be amended only:

•	to cure ambiguities;

•	to correct inconsistent provisions;

•	to shorten or lengthen any time period thereunder; or

•	in ways that do not adversely affect the holders of the rights, other than an acquiring person or adverse person.

From and after the distribution date, the rights agreement may not be amended to lengthen:

•	a time period relating to when the rights may be redeemed at any time as the rights are not then redeemable; or

•
any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the rights, other than an acquiring person or adverse person.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, at any time until ten days following the stock acquisition date, redeem all, but no less than all, of the then outstanding rights at the redemption price.

Preferred Stock

Our board of directors is authorized to provide for the issuance from time to time of shares of the preferred stock in series and to fix the designation, dividend rate, voting rights, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, and conversion provisions, if any, applicable to the shares of such series and any other rights and preferences. If shares of preferred stock are issued which have been designated to receive cumulative dividends or which include sinking fund requirements, conversion or redemption provisions, such issuance could have an adverse effect on the availability of earnings for distribution to the holders of common stock.

We will include in a supplement to this prospectus the terms relating to any preferred stock being offered. These will include some or all of the following:

•	the designation of the preferred stock;

•	the number of shares being offered and the initial offering price;

•	the dividend rate or rates and the specific terms relating thereto;

•	the voting rights, if any;

•	whether and upon what terms the shares shall be redeemable;

•	any liquidation preference per share;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible or exchangeable into another security;

•	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions applicable to the shares; and

•	a discussion of U.S. federal income tax considerations applicable to the shares.

Certain Charter and By-law Provisions

Certain provisions of our Restated Certificate of Incorporation and by-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Our Restated Certificate of Incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. Classification of the board of directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. These provisions, when coupled with provisions of our Restated Certificate of Incorporation authorizing only the board of directors to fill vacant directorships, will preclude our stockholders from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies with their own nominees.

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 60 days nor more than 90 days prior to the scheduled meeting, or, if less than 75 days notice or prior public disclosure of the date of such meeting is given, not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed, or the day on which public disclosure of the date of the special meeting was made. Our by-laws also specify certain requirements pertaining to the form and substance of a stockholder’s notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

Our Restated Certificate of Incorporation does not allow our stockholders to take action by written consent.

Statutory Provisions

Section 203 of the Delaware General Corporation Law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless:

•	prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or

•
subsequent to such date, the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder.

For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s voting stock.

Limitations of Liability

Our Restated Certificate of Incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the Delaware General Corporation Law and any amendments thereto. Specifically, directors will not be held personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for a breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against our directors unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. While our Restated Certificate of Incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in our Restated Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

Indemnification

We are generally required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity for which the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceedings or acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

PLAN OF DISTRIBUTION

We may sell the securities in any of the following ways:

•	directly to purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

The applicable prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities being offered and applicable commissions or discounts.

Underwriters, dealers or agents may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

If we do not list the securities being offered on a national securities exchange, any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We give no assurances as to the liquidity of the trading market for any securities being offered.

Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may enter into agreements with underwriters, dealers or agents under which we agree to indemnify against, or contribute payments made in respect of, certain civil liabilities incurred by such persons, including liabilities under the Securities Act of 1933.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the securities is at the time of delivery not prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and the other persons will not have any responsibility in respect of the validity or performance of the contracts.

LEGAL MATTERS

Certain legal matters relating to the securities will be passed upon for us by Monica M. Fohrman, our Senior Vice President, General Counsel and Secretary, and Sidley Austin Brown & Wood, Chicago, Illinois. As of February 1, 2002, Ms. Fohrman beneficially owned 127,713 shares of our common stock (including 97,200 shares subject to stock options exercisable within 60 days).

EXPERTS

The financial statements and schedules in our annual report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee	$39,100
Printing and engraving expenses	50,000
Accountants’ fees and expenses	50,000
Legal fees and expenses	75,000
Fees and expenses of trustee	20,000
Rating agency fees	200,000
Blue Sky fees and expenses	5,000
Miscellaneous	10,000

Total	$449,100

Item 15.    Indemnification of Directors and Officers.

Reference is made to Section 145 of the Delaware General Corporation Law, which provides for indemnification of directors and officers in certain circumstances.

Article Twelfth of the Registrant’s Restated Certificate of Incorporation, which Certificate is incorporated by reference in this Registration Statement as Exhibit 3.1, is incorporated herein by reference.

The Registrant has purchased liability insurance covering its directors and officers to provide protection in certain circumstances where the Registrant cannot indemnify a director or officer, in addition to protection to the Registrant in certain circumstances where a director or officer may be indemnified by the Registrant under the provisions of Delaware law.

The proposed forms of Underwriting Agreement and Agency Agreement, filed as Exhibits 1.1 and 1.2, respectively, to this Registration Statement, provide for indemnification of the Registrant’s directors and officers by the underwriters or agents, as the case may be, against certain liabilities.

Item 16.    Exhibits.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description	Incorporated By Reference To
1.1	Form of Underwriting Agreement.	Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated November 7, 2001, file no. 1-4694.

1.2*	Form of Agency Agreement.

3.1	Restated Certificate of Incorporation.	Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, filed with the SEC on May 3, 1996, file no. 1-4694.

3.2	By-Laws, as amended.	Exhibits 3(ii)a and 3(ii)b to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 13, 2001, file no. 1-4694.

Exhibit No.	Description	Incorporated By Reference To
3.3	Rights Agreement, dated as of April 25, 1996, between the Registrant and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent.	Exhibit 4 to the Registrant’s Registration Statement on Form 8-A, filed with the SEC on June 5, 1996, file no. 1-4694.

4.1	Indenture, dated as of November 1, 1990, between the Registrant and Citibank, N.A., as Trustee.	Exhibit to Form SE filed with the SEC on March 26, 1992.

4.2*	Form of Subordinated Indenture between the Registrant and J.P. Morgan Trust Company, National Association, as Trustee.

4.3	Form of Senior Note (Fixed Rate).	Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3, Registration No. 33-57807, filed with the SEC on February 23, 1995.

4.4	Form of Senior Note (Floating Rate).	Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 33-57807, filed with the SEC on February 23, 1995.

4.5	Form of Subordinated Note.	The form or forms of the subordinated debt securities with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.

5.1*	Opinion of Sidley Austin Brown & Wood.

12.1	Computation of ratios of earnings to fixed charges for each of the last five fiscal years.	Exhibit 12 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on February 22, 2002, file no. 1-4694.

23.1*	Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1).

23.2*	Consent of Arthur Andersen LLP.

24.1*	Powers of Attorney.

25.1*	Form T-1 – Statement of Eligibility of Trustee of Citibank, N.A.

25.2*	Form T-1 – Statement of Eligibility of Trustee of J.P. Morgan Trust Company, National Association.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 25th day of February, 2002.

R.	R. DONNELLEY & SONS COMPANY

By	: /S/ MONICA M. FOHRMAN

Name: Monica M. Fohrman

Title: Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 25, 2002.

Signature	Capacity

/s/ WILLIAM L. DAVIS William L. Davis	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ GREGORY A. STOKLOSA Gregory A. Stoklosa	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (Principal Accounting Officer)

* Joseph B. Anderson, Jr.	Director

* Gregory Q. Brown	Director

* Martha Layne Collins	Director

* James R. Donnelley	Director

* Judith H. Hamilton	Director

* Thomas S. Johnson	Director

* Oliver R. Sockwell	Director

* Bide L. Thomas	Director

* Norman H. Wesley	Director

* Stephen M. Wolf	Director

*	By Monica M. Fohrman as Attorney-in-Fact pursuant to Powers of Attorney executed by the directors listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

By:	/s/ MONICA M. FOHRMAN

Monica M. Fohrman As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description	Incorporated By Reference To
1.1	Form of Underwriting Agreement.	Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated November 7, 2001, file no. 1-4694.

1.2*	Form of Agency Agreement.

3.1	Restated Certificate of Incorporation.	Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, filed with the SEC on May 3, 1996, file no. 1-4694.

3.2	By-Laws, as amended.	Exhibits 3(ii)a and 3(ii)b to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 13, 2001, file no. 1-4694.

3.3	Rights Agreement, dated as of April 25, 1996, between the Registrant and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent.	Exhibit 4 to the Registrant’s Registration Statement on Form 8-A, filed with the SEC on June 5, 1996, file no. 1-4694.

4.1	Indenture, dated as of November 1, 1990, between the Registrant and Citibank, N.A., as Trustee.	Exhibit to Form SE filed with the SEC on March 26, 1992.

4.2*	Form of Subordinated Indenture between the Registrant and J.P. Morgan Trust Company, National Association, as Trustee.

4.3	Form of Senior Note (Fixed Rate).	Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3, Registration No. 33-57807, filed with the SEC on February 23, 1995.

4.4	Form of Senior Note (Floating Rate).	Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 33-57807, filed with the SEC on February 23, 1995.

4.5	Form of Subordinated Note.	The form or forms of the subordinated debt securities with respect to each particular offering will be filed as an exhibit subsequently included or incorporated by reference herein.

5.1*	Opinion of Sidley Austin Brown & Wood.

Exhibit No.	Description	Incorporated By Reference To
12.1	Computation of ratios of earnings to fixed charges for each of the last five fiscal years.	Exhibit 12 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on February 22, 2002, file no. 1-4694.

23.1*	Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1).

23.2*	Consent of Arthur Andersen LLP.

24.1*	Powers of Attorney.

25.1*	Form T-1—Statement of Eligibility of Trustee of Citibank, N.A.

25.2*	Form T-1—Statement of Eligibility of Trustee of J.P. Morgan Trust Company, National Association.

*	Filed herewith.